Exhibit 107
CALCULATION OF FILING FEE TABLES
FORM S-8
(form type)
BANKWELL FINANCIAL GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Equity	Common Stock, no par value per share	Rule 457(c) and Rule 457(h)	473,220 shares	$33.835(2)	$16,011,398.70(2)	$1,484.26
Total Offering Amount					$16,011,398.70	$1,484.26
Total Fees Previously Paid					--	--
Total Fee Offsets					--	--
Net Fee Dues					--	$1,484.26

(1)    Based solely on the number of shares of common stock, no par value per share (the “Common Stock”), of Bankwell Financial Group, Inc. (the “Registrant”) authorized for issuance pursuant grants made under the above named stock plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock registered includes an indeterminable number of shares of Common Stock as are required to prevent dilution resulting from a stock split, stock dividend, or similar transaction that results in an increase in the number of outstanding shares of Common Stock.
(2)    Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, and based upon the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Market on May 25, 2022.